TONY KER
Financial Services
607 Kenwood Road
West Vancouver, BC V7S 1S7
Ph: 604-512-6288

September 1, 2008

Mr. John Key
Chief Executive Officer
Gryphon Gold Corporation
1130 West Pender Street, Suite 800
Vancouver, B.C. V6E 4A4

Re: Financial Services Agreement ("Agreement")

Dear John,

We understand Gryphon Gold Corporation ("Gryphon" or the "Company") wishes to engage Tony Ker ("Ker") to provide financial services ("Services") to Gryphon.

This letter confirms our mutual agreement in accordance with the terms and conditions set forth below.

1. Ker shall act as a financial advisor to Gryphon and shall perform such Services as are required by Gryphon, including the following:
   a) Assist in the Financing of the Company,
   b) Assist in the maintenance of relationships with key shareholders of and prospective investors in the Company, and,

2. The compensation payable to Ker by Gryphon during the term of this Agreement shall be as follows:

   a) Commencing September 1st, 2008 Gryphon agrees to pay a success fee of .67% of any Financing initiated during the term of this Agreement.
   b) For the purposes of this Agreement a "Financing" includes:
      i. any share, or,
      ii. any contract that provides Gryphon with cash or consideration during the term of this agreement, however,
      iii. a Financing does not include any share or debt issuance or other consideration or other amendment of terms in respect of the conversion of the $5mm interest bearing loan from Jerry and Fabiola Baughman or the capping, buy-down or other amendment of terms of the Borealis Partners' Royalty.

   c) In addition, Gryphon will approve the granting of 200,000 Stock options, which will vest as follows:
      i. 100,000 on signing, and
      ii. 100,000 on completion of a Financing

   d) All share issuances are subject to regulatory approval, including acceptance for filing on behalf of the Company by the Toronto Stock Exchange (the

"Exchange"), and will be subject to such hold periods as are required by the Exchange and other securities regulatory authorities.

3. Gryphon shall, at its cost, complete the preparation of all documents required by all securities legislation and other applicable legislation in connection with a transaction.

4. The term of this agreement shall be for a period beginning on the 1 September 2008 and ending 4 months less a day thereafter unless extended by mutual agreement in writing or terminated earlier in accordance with this Agreement. Gryphon shall have the right to terminate this Agreement and the engagement with Ker at any time during the term of this Agreement upon 10 days notice in writing to Ker. Ker shall have the right to terminate this Agreement and the engagement with Gryphon prior to the end of the term of this Agreement upon 10 days notice in writing to Gryphon.

5. Ker shall be indemnified by Gryphon to the extent and in the manner set out in Schedule A attached hereto, which is incorporated herein by reference.

6. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be sufficiently given to:

   a) Mr. John Key, CEO, Gryphon Gold Corporation, 1130 West Pender Street, Suite 800, Vancouver, BC V6E 4A4;
   b) Mr. Tony Ker **607 Kenwood Road**
   West Vancouver, BC V7S 1S7

7. This agreement shall be governed by and interpreted in accordance with the laws of British Columbia, and the courts of British Columbia shall have the exclusive jurisdiction over this Agreement and any claim or dispute arising under it.

8. Each party's interests and rights under this Agreement may only be assigned or transferred upon the written consent of the other party and only if there is no change in beneficial ownership, such consent not to be unreasonably withheld. This Agreement is binding upon and inures to the benefit of the parties and their proper heirs, personal representatives, and successors and assignees.

Sincerely,

Tony Ker

Would you kindly indicate your acknowledgment of this agreement and your approval of the above terms and conditions by signing and returning the enclosed duplicate of this letter.

The appointment of Tony Ker, on the terms and conditions set out in this letter is confirmed and agreed to as of July 21, 2008.

Gryphon Gold Corporation

By: ______________________

SCHEDULE A

Gryphon Gold Corporation ("Indemnitor") hereby agrees to indemnify and hold Tony Ker harmless from and against any and all expenses, losses, claims, actions, damages or liabilities, joint or several (including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings or claims and the reasonable fees and expenses of counsel and other related expenses that may be incurred in investigating or advising with respect to and/or defending any action, suit, proceeding or claim that may be made against Ker, whether or not resulting in liability) to which Ker may become subject or otherwise involved in any capacity under any statute or common law or otherwise insofar as such expenses' losses, claims, damages, liabilities or actions arise out of or are based, directly or indirectly, upon the performance of professional services rendered to the Indemnitor by Ker in connection with the matters referred to in the attached letter agreement, provided, however, that this indemnity shall not apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall determine that:

i. Ker has been grossly negligent or dishonest or have committed any fraudulent or illegal act in the course of such performance; and

ii. the expenses, losses, claims, damages or liabilities, as to which indemnification is claimed, were directly caused by the gross negligence, dishonesty, illegality or fraud referred to in (i),

If the foregoing indemnification is found other than by reason of the occurrence of an event, other than those referred to in (i) and (ii) above, to be unenforceable by a court of competent jurisdiction in a final judgment that has become non-appealable, then the Indemnitor shall contribute to the amount paid or payable by Ker as a result of such expense, loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnitor on the one hand and Ker on the other hand but also the relative fault of the Indemnitor and Ker, as well as any relevant equitable considerations provided that the Indemnitor shall in any event contribute to the amount paid or payable by Ker as a result of such expense, loss, claim, damage or liability any excess of such amount over the amount of the fees received by Ker under the attached letter agreement. The rights of contribution herein provided shall be in addition to and not in derogation of any other right to contribution which Ker may have by statute or otherwise by law.

The Indemnitor agrees that in case any legal proceeding shall be brought against the Indemnitor and/or Ker by any governmental commission or regulatory authority or any other party or in case any stock exchange or other entity having regulatory authority, either domestic or foreign, shall investigate the Indemnitor and/or Ker or Ker shall be required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding, in connection with, or by reason of the performance of professional services rendered to the Indemnitor by Ker, Ker shall have the right to employ its own counsel in connection therewith, and the reasonable fees and expenses of such counsel as well as the reasonable costs (including an amount to reimburse Ker for time spent by the Personnel in connection therewith) and out-of-pocket expenses incurred by Ker and the Personnel in connection therewith shall be paid by the Indemnitor as they occur.

Ker's expenses for purposes of this indemnity shall include any amounts paid by Ker to any of its directors, officers, employees or agents pursuant to an agreement or agreements, which may be entered into before or after the date hereof, to indemnify such persons, provided such persons are not directly indemnified pursuant to the terms hereof and that the rights such persons shall have against Ker are no more favourable to such persons than those Ker has against the Indemnitor pursuant to the terms hereof.

Promptly after receipt of notice of the commencement of any legal proceeding against Ker, or after receipt of notice of the commencement of any investigation, which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Indemnitor, Ker will notify the Indemnitor in writing of the commencement thereof and, throughout the course thereof, will provide copies of all relevant documentation to the Indemnitor, will keep the Indemnitor advised of the progress thereof and will discuss with the Indemnitor all significant actions proposed. No settlement of any claim shall be made without the consent of the Indemnitor Ker. If the Indemnitor gives written notice of a settlement of a specific claim, which settlement it is prepared to accept, and Ker ("Indemnitee") is unwilling to accept such settlement, the amount which the Indemnitor is required to pay to the Indemnitee in respect of that specific claim shall be limited to an amount equal to the amount of such proposed settlement plus the amount of all expenses for which the Indemnitee would be entitled to be reimbursed or indemnified as of the effective date of such settlement.

The indemnity and contribution obligations of the Indemnitor shall be in addition to any liability which the Indemnitor may otherwise.
The foregoing provisions shall survive the completion of services rendered under or any termination or purported termination of the attached letter agreement all as in accordance with such letter agreement.

________________________ for Tony Ker

Agreed to and accepted as of July 21, 2008.

________________________ for Gryphon Gold Corporation